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                                                                   EXHIBIT 23.2

                        [BKD LLP LETTERHEAD APPEARS HERE]

                      CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated July 27, 2001, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001, which report appears in the June 30, 2001, annual report on Form 10-K of Guaranty Federal Bancshares, Inc.


March 5, 2002
Springfield, Missouri                    /s/ BKD, LLP